Exhibit 5.1

October 2, 1997

The Earthgrains Company
8400 Maryland Avenue
St. Louis, Missouri  63105

Re:  Registration Statement on Form S-8 Relating to 600,000
     Additional Shares of Common Stock, Par Value $0.01 Per
     Share, To Be Issued Pursuant to The Earthgrains Company
     1996 Stock Incentive Plan
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Ladies and Gentlemen:

     I am the Vice President, General Counsel, and Secretary of The Earthgrains Company (the "Company"). The Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 relating to 600,000 additional shares of common stock, par value $0.01 per share (the "Shares"), which are proposed to be granted or sold to certain officers and employees of the Company pursuant to The Earthgrains Company 1996 Stock Incentive Plan (the "Plan"). The Shares will be offered pursuant to the
Section 10(a) Prospectus used in conjunction with the Registration Statement No. 333-2858, the Registration Statement for the initial shares of common stock registered under the Plan.

     The Power of Attorney, executed as of June 13, 1997 and filed as Exhibit 24.1 to this Registration Statement, provides the authority to register 300,000 additional shares of the Company's common stock to be issued under The Earthgrains Company 1996 Stock Incentive Plan. The Company's Shareholders approved this pre-split increase of 300,000 shares at the Annual Meeting of Shareholders on July 25, 1997. On July 28, 1997 the Company effectuated a two-for-one stock split, thus increasing the number of additional shares to be registered pursuant to this Registration Statement to 600,000.

     In connection with the proposed registration, I have examined corporate records of the Company and such other documents and materials as I have considered relevant to the matters set forth below, and I have made such investigation of matters of law and fact as we have considered appropriate. Based on the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the authority to issue the Shares pursuant to the Plan.

     2. The Shares, when issued pursuant to the provisions, terms, and conditions of the plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Company.

     I consent to the filing of this opinion as an exhibit to the proposed Registration Statement, and I consent to the use of my name in such Registration Statement.

Sincerely yours,


JOSEPH M. NOELKER
Joseph M. Noelker